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                                                                    Exhibit 10.2

                                  AMENDMENT TO
                   DEVELOPMENT, ACCESS AND LICENSE AGREEMENT


     This amendment to the Development, Access and License Agreement (the "Agreement") entered into as of and effective June 30, 1999, between Switchboard, Inc., a Delaware corporation ("SB"), and Online System Services, Inc., a Colorado corporation which plans to change its name to WEBB Interactive Services, Inc. ("WEBB") (collectively "the Parties") is entered into as of and effective August ____, 1999. The Agreement, as amended hereby, determines the rights and obligations of SB and WEBB with respect to the subject matter of the Agreement.

     Sections 2.1, 3.3, 7.2, 7.3 and 14.19 of the Agreement are hereby amended in their entirety to read as follows:

     2.1  "Exclusivity Period" means subject to compliance with the terms and
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     conditions of this Agreement, the period from June 30, 1999 through
     September 30, 1999, subject to extensions as provided in Sections 7.3 and 8.


     3.3  Phase 3.  Providing that SB has elected to extend the Exclusivity
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     Period in accordance with the terms of Section 7.3, commencing on SB's acceptance of Phase 2 in accordance with Section 3.4, WEBB will develop a further expanded version of the XML Site Generation Platform ("Phase 3"), integrating the requirements and specifications to be jointly defined by WEBB and SB ("Phase 3 Specifications") which shall incorporate the following types of features:

          (a) Vertical templates for thirty (30) additional categories of businesses, including clip art and design formats and data intake interfaces for each;

          (b) Integration of interactive voice recognition (IVR) services for capturing content and design preference information from merchants; and

          (c) Expanded integration capability for third party content into Vertical Template Sites.

          (d) Extension and modification of XML site generation platform required to deploy and administer multiple outlet dealer networks from common templates

     Subject, to the foregoing, WEBB shall complete the Phase 3 deliverables on or before December 31, 1999 provided that the Phase 3 Specifications are agreed to by the Parties by September 15, 1999. The parties shall use good faith efforts to agree to the Phase 3 Specifications by September 15, 1999. If they fail to do so, the delivery date for Phase 3 deliverables shall be moved back by the number of days equivalent to the number of days between September 15, 1999 and the completion of the Phase 3 Specifications. In the event that SB requests any reasonable changes to the Phase 3 Specifications, the completion dates specified above shall be extended a reasonable amount of time to allow for implementation of such changes.

     7.2  Site Generation Platform Fee.  During the Term of this Agreement, SB
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     shall pay WEBB the following Site Generation Platform fees for web site generation or modification/maintenance and HTML conversion:
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          (i) $4 per month for each Standard Template Site hosted in such month during the first two (2) years of the Term of this Agreement and $3 per month thereafter during the Term of this Agreement for each such site; and

          (ii) $5 per month for each Vertical Template Site hosted in such month during the first two (2) years of the Term of this Agreement and $3 per month thereafter during the Term of this Agreement for each such site.

     In the event that SB does not elect to extend the Exclusivity Period for the nine-month period ending June 30, 2000, the monthly payments in (i) and
     (ii) above shall be increased for the balance of the year ending June 30, 2000, from the $4.00 per month amount for the Standard Template Site to $5.00 per month, and for the Vertical Template Site from the $5.00 per month amount, to $6.00 per month. The Parties will negotiate in good faith to establish the amount of such monthly fees for the remaining Term of this Agreement.

     In lieu of the monthly payments set forth above for specific sites, during the Term of this Agreement, SB shall pay WEBB the following Site Generation Platform Fees for web sites generated by or for SB Customers through the XML Site Generation Platform using tools and templates developed specifically for national and/or multi-dealer systems pursuant to Phase 3
     Specifications: (i) the greater of $1 per month for which each such national or multi-dealer web site is hosted, or (ii) 20% of Net Revenues recognized therefrom by SB during any such month.

     SB shall commence payment of Site Generation Platform Fees upon the earlier of 30 days after SB has sent its first invoice for the applicable Web site to a customer or 90 days after continual service to a SB customer of a web site.


     7.3  Minimum Payments; Extension of Exclusivity Period. Provided that SB is
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     then in compliance with all material terms of this Agreement, SB may extend the Exclusivity Period for up to one nine-month period and two successive one-year periods by giving WEBB written notice during the week of August
     30, 1999, in the case of the nine-month period and at least 90 days prior to the end of the then current Exclusivity Period, in the case of the one-year periods, that SB has elected to extend the Exclusivity Period for the nine-month period or one-year period, as the case may be, commencing on October 1, 1999, in the case of the nine-month period, or the following
     July 1, in the case of the one-year periods, and by guaranteeing the following minimum payments which shall be due (a) on the first day of the quarter in the case of the nine-month period, and (b) on the last day of the quarter in the case of the one-year periods, and payable within 10 days after the respective due date, against which Site Generation Platform Fees for such quarter are to be credited:

          (i) During the 9-month period commencing on October 1, 1999 -- $250,000 per quarter;

          (ii) During the 12-month period commencing on July 1, 2000 --$250,000 per quarter; and

          (iii) During the 12-month period commencing on July 1, 2001 --$312,500 per quarter.

     In the event that the Site Generation Platform Fees for the quarters for which SB is obligated to make guaranteed payments exceed such guaranteed amounts, SB will pay WEBB within thirty (30) days of the end of such quarter the difference between the guaranteed amount for such quarter and the Site Generation Platform Fees payable for such quarter.

     During any Exclusivity Period, SB shall be given a credit of 100% of the guaranteed payments during the 12-month period ending June 30, 2000, in the case of the nine-month period, and during the applicable 12-month period, in the case of the 12-month periods, to the extent of Site
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     Generation Platform Fees payable during such period. In the event that SB does not elect to extend the Exclusivity Period for either the nine-month period or the year beginning July 1, 2000, it shall not, after any and failure to extend, have any right to extend the Exclusivity Period, whether pursuant to this Section 7.3 or Section 8.1(e).

     14.19  Grant of Warrant to SB.  WEBB shall grant to SB warrants
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     representing the right to purchase up to 300,000 shares of WEBB's common stock in accordance with the following, any such warrant to be in substantially the form of Exhibit E to this Agreement:

            (a) A Warrant for 150,000 shares of WEBB's common stock shall be granted to SB on August 16, 1999, provided that at the time of such grant, SB has not commenced the development of a product or service which would compete with the XML Site Generation Platform. The exercise price for the Warrant shall be equal to 105% of the closing sale price for WEBB's common stock on August 16, 1999 as reported by The Nasdaq Stock Market, provided that if there is no sale of WEBB's common stock on such date, the last reported sale price prior to the date of grant; and

            (b) A warrant for an additional 150,000 shares of WEBB's common stock shall be granted to SB provided that SB and WEBB have entered into the Engineering Services Agreement dated as of June 30, 1999, and an agreement for the integration of WEBB's community building products and services into SB's products and services. This warrant shall be granted on the date that all of the foregoing conditions have been satisfied at an exercise price equal to 105% of the closing sale price for WEBB's common stock on the date of grant as reported by The Nasdaq Stock Market, provided that if there is no sale of WEBB's common stock on such date, the last reported sale price prior to the date of grant.

            (c) An appropriate adjustment shall be made in the number of shares of WEBB common stock to be subject to such warrants in the event that WEBB pays a dividend on its shares of common stock in common stock, subdivides or combines its shares of common stock or makes any other such change in its capital structure prior to the grant of the warrants.

The Parties have executed this Agreement on August ___, 1999.


SWITCHBOARD, INC. ("SB")            ONLINE SYSTEM SERVICES, INC. ("WEBB")


By____________________________      By_____________________________
Title_________________________      Title__________________________